EXHIBIT 4(l)


                          PRUCO LIFE INSURANCE COMPANY
                        2999 NORTH 44TH STREET, SUITE 250
                             PHOENIX, ARIZONA 85014


                         ENHANCED DOLLAR COST AVERAGING
                               SCHEDULE SUPPLEMENT


Annuity Number:    [001-00001]

Effective Date of the Enhanced Dollar Cost Averaging Rider: [Issue Date of the Annuity]

Minimum Guaranteed Interest Rate: [3]%

Initial Interest Rate Credited as of the Effective Date of the Rider:

                                     Daily Equivalent of the
           Duration                  Following Annual Rate
           --------                  ---------------------
           [DCA 6 Month]             [3.50]%

[Please note that the information and interest rate(s) shown above are effective only as of the Effective Date of this Rider. Any post-Issue Date elections or interest rate changes will not be reflected in this Schedule Supplement, but will be confirmed in a separate report we will send to you.]

Minimum Monthly Transfer Amount: $[100]